Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Daniel H. Schulman)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 1, 2008 (the “Commencement Date”) by and between Virgin Mobile USA, Inc. (the “Company”) and Daniel H. Schulman (the “Executive”).

WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Amended and Restated Employment Agreement, dated as of August 1, 2005 (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree to amend and restate the Original Agreement in its entirety as follows:

1. Term of Employment. Executive shall be employed by the Company hereunder for a period commencing as of the Commencement Date and ending upon termination of Executive’s employment pursuant to Section 9 of this Agreement (the “Employment Term”).

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s Chief Executive Officer and shall serve as a member of the Company’s Board of Directors (the “Board”). As Chief Executive Officer, Executive shall have full authority for the day to day operations of the business, subject to Board oversight and prior approval of the Board for major transactions and financial commitments and such other duties, consistent with Executive’s position, as shall be determined from time to time by the Board. Executive shall have exclusive authority with regard to the hiring and firing of all employees (other than himself) and consultants; provided that (i) Executive shall consult with the Board with regard to the hiring and firing of senior executives and (ii) following consultation with Executive, the Board shall retain the right to unilaterally terminate the employment of any such employee or consultant for cause. Notwithstanding the foregoing, Executive’s authorities and duties shall in all cases be subject to the fiscal policy, annual plans and budgets, as determined from time to time by the Board.

(b) During the Employment Term, Executive will devote Executive’s full business time and efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) from continuing to serve on any board of directors, advisory committees or boards of trustees of those business corporations and/or charitable organizations listed on Schedule I hereto, (ii) from being involved in charitable, professional and political support activities, (iii) from managing his personal and family investments and (iv) subject to the prior approval of the Board, from accepting appointment to any additional boards of directors or advisory committees of any business corporation, provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict or interfere with Section 10.

(c) The principal place of Executive’s employment hereunder (and the Company’s executive offices) shall be in Northern or Central New Jersey or New York City, New York subject to such travel as may be reasonably necessary in connection with Executive’s performance of his duties to the Company.

3. Base Salary. Effective as of the Commencement Date and continuing for the duration of the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary shall be reviewed annually by the Board and shall be subject to such increases, if any, as may be determined from time to time in the sole discretion of the Board. Once increased, the Executive’s base salary shall not be reduced. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” Notwithstanding the foregoing, effective as of February 15, 2008 and for the remainder of 2008 only, solely for the purposes of the payment of Base Salary pursuant to this Section 3 and calculation of the Semi-Annual Bonuses (as defined below) pursuant to Section 4 (and not for determining amounts based on Base Salary or Semi-Annual Bonus (e.g., severance payments)), Executive’s Base Salary shall be paid at the annual rate of $600,000. For the avoidance of doubt, beginning January 1, 2009, the Company shall pay Executive a base salary at an annual rate of no less than $750,000.

4. Semi-Annual Bonus. With respect to the fiscal year ending December 31, 2008 and with respect to each fiscal year thereafter during the Employment Term, Executive shall be eligible to earn a semi-annual target bonus award (a “Semi-Annual Bonus”) of one hundred twenty percent (120%) of Executive’s Base Salary during such semi-annual period (the “Target Bonus”), based upon, and subject to, the achievement of reasonable semi-annual performance objectives established in good faith by the Board after consultation with the Executive within the period required under Internal Revenue Code Section 162(m) (“Section 162(m)”) for each semi-annual period during the term of Executive’s employment. The semi-

annual periods shall be January 1st through June 30th (the “First Semi-Annual Period”) and July 1st through December 31st (the “Second Semi-Annual Period”). The Semi-Annual Bonus for the First Semi-Annual Period, if any, shall be paid to Executive during the calendar year in which the First Semi-Annual Period ends and the Semi-Annual Bonus for the Second Semi-Annual Period, if any, shall be paid to Executive in the calendar year immediately following the end of the applicable calendar year in which the Second Semi-Annual Period ends and prior to two and one half (2.5) months (i.e., no later than the first March 15th) after the end of the applicable calendar year.

5. Mid-Term Incentive. With respect to the fiscal year ending December 31, 2008, Executive shall be eligible to receive a mid-term incentive award (the “Incentive Award”) in the amount of $700,000 pursuant to the terms of the Company’s Mid-term Incentive Bonus Plan, based upon, and subject to, the achievement of reasonable performance objectives established in good faith by the Board after consultation with the Executive within the time period permitted by Section 162(m). For each period thereafter for which the Company establishes a mid-term or equivalent bonus, Executive shall be entitled to participate therein at a level commensurate with his position. Any such bonus shall be paid by March 15th of the calendar year following the fiscal year in which the measuring period ends. The bonus under this Section 5 shall be referred to as the “Mid-Term Bonus”.

6. Equity Arrangements.

(a) Existing Equity Awards. Except as otherwise provided in this Agreement, any equity awards previously granted to Executive and outstanding on the Commencement Date shall continue to be governed by their respective existing terms and conditions.

(b) Restricted Stock Units.

(i) Grant. As of March 13, 2008, Executive shall be granted an aggregate of 400,000 restricted stock units of the Company (the “Restricted Stock Units”), subject to the terms and conditions of the Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan and an applicable restricted stock unit award agreement (the “RSU Award Agreement”), which shall contain the terms and provisions set forth in clauses (ii) and (iii) below.

(ii) Vesting. Subject to Executive’s continued employment with the Company as of the last day of each fiscal year for 2008, 2009 or 2010, as applicable (with any termination of employment after the end of a fiscal year being irrelevant to vesting), the Restricted Stock Units shall vest upon the certification provided below, if at all, as follows:

(A) 2008 Vesting Opportunity. One-third of the Restricted Stock Units shall become vested if the Company’s net earnings per share growth for fiscal year 2008 meets or exceeds the target set by the Compensation Committee and set forth in the RSU Award Agreement, as certified by the Board in good faith as soon as practicable following the receipt by the Company of its audited financial statements for fiscal year 2008 (but in no event later than December 31, 2009).

(B) 2009 Vesting Opportunity. One-third of the Restricted Stock Units shall become vested if the Company’s net earnings per share for fiscal year 2009 meets or exceeds the target set by the Compensation Committee and set forth in the RSU Award Agreement, as certified by the Board in good faith as soon as practicable following the receipt by the Company of its audited financial statements for fiscal year 2009 (but in no event later than December 31, 2010). If no Restricted Stock Units vest pursuant to Section 6(b)(ii)(A), an additional one-third of the Restricted Stock Units shall become vested as of the date of such certification, if the cumulative earnings per share for 2008 and 2009 meets or exceeds the sum of the targets set by the Compensation Committee for 2008 and 2009 and set forth in the RSU Award Agreement, as certified by the Board, in good faith as soon as practicable following the receipt by the Company of its audited financial statements for fiscal year 2009 (but in no event later than December 31, 2010), by reference to the Company’s audited financial statements for fiscal years 2008 and 2009.

(C) 2010 Vesting Opportunity. One-third of the Restricted Stock Units shall become vested if the Company’s net earnings per share growth for fiscal year 2010 meets or exceeds the target set by the Compensation Committee and set forth in the RSU Award Agreement, as certified by the Board in good faith as soon as practicable following the receipt by the Company of its audited financial statements for fiscal year 2010 (but in no event later than December 31, 2011). If either or both of the Restricted Stock Units tranches described above do not vest pursuant to Sections 6(b)(ii)(A) and 6(b)(ii)(B), an additional one-third or two-thirds, as the case may be, of the Restricted Stock Units shall become vested as of the date of such certification, if the cumulative earnings per share for 2010 and the year(s) in which the Restricted Stock Units have not vested meets or exceeds the sum of the targets set by the Compensation Committee for the respective years as certified by the Board in good faith as soon as practicable following the receipt by the Company of its audited financial statements for fiscal year 2010 (but in no event later than December 31, 2011), by reference to the Company’s audited financial statements for fiscal years 2008, 2009 and 2010.

In the event that the Company (i) engages in a corporate transaction that could reasonably be expected to have a material impact on the Company’s earnings per share for a fiscal year or (ii) implements an action that is reasonably expected to reduce earnings per share in a current year but provide benefits in future years, the Company shall equitably adjust the performance vesting target amounts described above to prevent dilution or enlargement of Executive’s benefits under this Agreement in such manner as it reasonably determines.

(iii) Issuance of Shares. Upon the vesting of Restricted Stock Units, the shares of Company Class A common stock subject to such Restricted Stock Units shall be issued to Executive (provided, that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable thereafter, but in any case within the calendar year in which such vesting is certified. Notwithstanding the foregoing, any issuance of shares shall be subject to Section 16 hereof.

(c) Accelerated Vesting.

(i) Termination of Employment by Reason of Death, Disability, the Company without Cause or by Executive for Good Reason. In the event Executive’s employment is terminated by reason of death, Disability, the Company without Cause or if Executive resigns for Good Reason (except as otherwise provided in Section 6(c)(ii) or (iii)), an additional number of Restricted Stock Units, equity awards granted to Executive in 2007 (“2007 Equity Awards”) and any other equity awards granted to Executive during the Employment Term (“Other Employment Term Awards”) will become vested such that the number of shares (including those previously vested) of each of the Restricted Stock Units, 2007 Equity Awards and Other Employment Term Awards will equal the total number of shares of the grant of each of the Restricted Stock Units, 2007 Equity Awards and Other Employment Term Awards subject to such grant, as the case may be, multiplied by a fraction, the numerator of which equals the number of months from the date of grant through the date of termination, plus twelve, and the denominator of which equals the number of months in all vesting periods applicable to such grants; provided that, if any grant provides for greater vesting upon termination of employment than the foregoing, then such greater vesting shall apply.

(ii) Change in Control. In the event that either (x) Executive is still employed with the Company six (6) months following a “Change in Control” (as such term is defined below) or (y) within six (6) months following a Change in Control Executive’s employment is terminated by reason of death, Disability, the Company without Cause or if Executive resigns for Good Reason (except as otherwise provided in Section 6(c)(iii)), all unvested Restricted Stock Units, 2007 Equity Awards and Other Employment Term Awards then held by Executive shall fully vest, as the case may be, upon the occurrence of such six (6) month anniversary or such termination of employment. Notwithstanding anything herein to the contrary, if within six (6) months prior to a Change in Control and in anticipation of such Change in Control (i) Executive is terminated by the Company without Cause, or (ii) Executive terminates employment for Good Reason, all unvested Restricted Stock Units, 2007 Equity Awards and Other Employment Term Awards then held by Executive shall fully vest as of the date of such termination.

(iii) Termination Pursuant to a Mutually Agreed Succession Plan. If Executive’s employment is terminated pursuant to the terms of a mutually agreed (by Executive and the Board) succession plan with respect to the position of Chief Executive Officer as described in Section 9(d), all unvested Restricted Stock Units, 2007 Equity Awards and Other Employment Term Awards then held by Executive shall vest as of the date of termination.

(d) Post-Termination Option Exercise Period. In the event that either (x) Executive’s employment is terminated by the Company without Cause or for Disability, (y) Executive resigns for Good Reason or Executive’s employment is terminated as a result of death or (z) Executive’s employment is terminated pursuant to the terms of a mutually agreed succession plan with respect to the position of Chief Executive Officer (as described in Section 9(d)), Executive shall be entitled to receive an extension of the period of time to exercise vested stock options held by Executive on the date of such termination through the twenty-four (24) month period following such termination date (i.e., vested stock options that are not exercised will expire on the earlier of the end of such twenty-four (24) month period or the expiration date of the stock option); provided, however, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches during the one (1) year period following Executive’s termination of employment with the Company, the confidentiality restriction set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), any extension shall cease to apply and the Executive may thereafter only exercise such options during the original exercise period.

(e) Forfeiture. Notwithstanding anything herein to the contrary, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the one (1) year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), then (i) all unvested Restricted Stock Units then held by Executive shall be automatically forfeited as of the date of such breach and (ii) with respect to shares of Company Class A common stock issued to Executive either upon the lapse of restrictions relating to Restricted Stock Units within the lesser of the one-year period preceding such breach or the period of time elapsed from the date of termination through the date of such breach or upon the exercise of vested stock options held by Executive and exercised during the period beginning on termination of Executive’s employment and ending on the first anniversary of such termination, Executive shall pay to the Company the after-tax value of such shares received by the Executive (as determined by the market price of the shares of Company Class A common stock as of the date of the lapse of such restrictions or the date of exercise of such vested stock options).

(f) Change in Control. For purposes of this Agreement, “Change in Control” shall mean an event satisfying the requirements of Treas. Reg. Section 1.409A-3(i)(5) and which is one of the following: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act of 1934 (the “Exchange Act”), (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company or (iii) any merger or other corporate transaction after which the outstanding shares of the Company immediately prior thereto represent less than fifty percent (50%) of the voting power (in the election of directors) of the shares in the surviving entity immediately thereafter.

7. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans and payroll practices (other than bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided that for the Employment Term, Executive will be provided with a minimum of $2 million of life insurance death benefit protection, long-term disability protection of at least sixty-five (65%) of Executive’s Base Salary and four (4) weeks per year of vacation.

8. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies. All taxable payments and reimbursements related to expenses paid pursuant to this Section 8 shall be paid in accordance with Section 16(c) hereof.

9. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Executive’s rights upon termination of employment with the Company and its Affiliates.

(a) By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon

Executive’s resignation without Good Reason; provided that Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean, during the Employment Term: (i) Executive’s willful misconduct or gross negligence with regard to the Company that has a material adverse effect on Company; (ii) Executive’s willful failure to attempt to follow proper legal written direction of the Board within five (5) business days after written notice by the Board that failure to attempt to follow such direction shall be grounds for termination; (iii) Executive’s willful continuous failure to attempt in good faith to perform Executive’s duties hereunder (other than a result of incapacity due to physical or mental illness) within ten (10) days after delivery of a written demand for substantial performance by the Board; (iv) Executive’s conviction of or plea of guilty or no contest to a felony (other than a traffic violation) or misdemeanor involving fraud or theft with respect to Company or Company customer businesses or assets; or (v) Executive’s breach of the provisions of Section 10 or 11(a) of this Agreement which breach is not cured within fifteen (15) business days after Executive’s receipt of written notice thereof from the Company. No act or failure to act (other than the events described in clause (ii) above) will be considered to be “willful” if undertaken (or omitted to be done) in good faith and with a reasonable belief that such action or inaction was in the best interests of the Company. No termination shall be for Cause unless the Notice of Termination (as defined below) is accompanied (or followed) by a resolution adopted by two-thirds of the full Board (excluding Executive or other employee directors) at a meeting at which (or following a meeting at which) Executive (and, if Executive elects, his counsel) are permitted to appear and respond to the charges and of which Executive has been given at least ten (10) days written notice with reasonably specificity as to the alleged Cause event.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary, and any accrued but unused and unpaid vacation, through the date of termination;

(B) any Semi-Annual Bonus and Mid-Term Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 and Section 5, respectively (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by

Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, to the extent such employee benefit plans expressly provide for the continuation of such Employee Benefits following termination of employment (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”); and

(E) any equity rights expressly applicable following such a termination of employment pursuant to Section 6 of this Agreement and any applicable equity plans and award agreements.

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Sections 9(a)(iii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of one hundred eighty (180) days in any twelve (12) month period to perform Executive’s material duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. Notwithstanding the foregoing, in the event that as a result of absence because of mental and physical incapacity Executive incurs a “separation from service” within the meaning of such term under Internal Revenue Code Section 409A and the Regulations thereunder (“Section 409A”), Executive shall on such date automatically be terminated from employment because of Disability.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the payments and benefits described under Section 9(c)(iii), subject to the terms and conditions set forth therein.

Following Executive’s termination of employment due to death or Disability, except as set forth in Sections 9(b)(ii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean, during the Employment Term (A) any diminution in Executive’s title; (B) any material adverse diminution in Executive’s duties or responsibilities such that they are materially inconsistent with Executive’s position (except for diminution due to Executive’s disability or temporary illness or other absence), (C) relocation of Executive office to a location outside of Northern or Central New Jersey or New York City, New York; (D) failure to maintain Executive as a director (other than by reason of removal for Cause or due to Executive’s death, Disability or resignation); or (E) failure of the Company to timely pay Executive any of the compensation set forth in Sections 3, 4, 5 or 6 of the Agreement; provided that no such event(s) shall constitute “Good Reason” unless the Company shall have failed to cure such event(s) within twenty (20) days after receipt by the Company from Executive of written notice describing in detail such events. In addition, a resignation by Executive for any reason during the thirty (30) day period commencing on the date that is six (6) months after a Change in Control shall be deemed to constitute Good Reason. Notwithstanding anything herein to the contrary, Executive’s resignation from employment pursuant to the terms of a mutually agreed succession plan with respect to the position of Chief Executive Officer as described in Section 9(d) shall not constitute “Good Reason.”

(iii) If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) subject to Section 16 hereof, a lump sum cash payment equal to two times the sum of (a) Executive’s Base Salary in effect as of the date of termination plus (b) the Target Bonus amount for the year in which such termination occurs, paid twenty (20) days following Executive’s termination of employment;

(C) a pro rata portion of the actual Semi-Annual Bonus for the year of termination and any Mid-Term Bonuses for any uncompleted measuring period that Executive would have been entitled to receive pursuant to Section 4 and Section 5 hereof, respectively, based on actual Company performance for the respective measurement period and upon the percentage of the measuring period that shall have elapsed through the date of termination of Executive’s employment, payable when such Semi-Annual Bonus or Mid-Term Bonus, as the case may be, would have otherwise been payable had Executive’s employment not terminated; and

(D) any equity rights expressly applicable following such termination of employment pursuant to Section 6 of this Agreement and any applicable equity plans and award agreements;

provided that the aggregate amount described in Section 9(c)(iii)(B) shall be in lieu of (and Executive shall not be eligible for) any other cash severance or termination benefits which would be payable to Executive under any other plans, programs or arrangements of the Company or its Affiliates; and provided, further, that, without prejudice to the Company’s other remedies at law or in equity, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the one year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), Executive shall cease to be eligible for the benefits in Section 9(c)(iii)(B) above and Executive hereby agrees to promptly repay to the Company all amounts paid to him under Section 9(c)(iii)(B).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in Sections 9(c)(iii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Mutually Agreed Succession Plan.

(i) The Employment Term and Executive’s employment hereunder may be terminated pursuant to the terms of a succession plan with respect to the position of Chief Executive Officer duly adopted in good faith by two-thirds of the full Board (excluding Executive or other employee directors) and consented to in writing by Executive (which Executive may do or not do in his sole discretion), prior to the occurrence of any of the events constituting Good Reason as set forth in Section 9(c)(iii) hereof.

(ii) If Executive’s employment is terminated pursuant to the terms of a mutually agreed succession plan with respect to the position of Chief Executive Officer as set forth in Section 9(d)(i) above, notwithstanding anything herein to the contrary Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) subject to Section 16 hereof, a lump sum cash payment equal to the sum of (a) Executive’s Base Salary in effect as of the date of termination plus (b) the Target Bonus amount for the year in which such termination occurs, paid twenty (20) days following Executive’s termination of employment;

(C) a pro rata portion of the actual Semi-Annual Bonus for the year of termination and any Mid-Term Bonuses for any uncompleted measuring period that Executive would have been entitled to receive pursuant to Section 4 and Section 5, respectively, based on actual Company performance for the respective measurement period and upon the percentage of the measuring period that shall have elapsed through the date of termination of Executive’s employment, payable when such Annual Bonus or Mid-Term Bonus, as the case may be, would have otherwise been payable had Executive’s employment not terminated; and

(D) any equity rights expressly applicable following such termination of employment pursuant to Section 6 of this Agreement and any applicable equity plans and award agreements;

provided that the aggregate amount described in Section 9(d)(ii)(B) shall be in lieu of (and Executive shall not be eligible for) any other cash severance or termination benefits which would be payable to Executive under any other plans, programs or arrangements of the Company or its Affiliates; and provided, further, that, without prejudice to the Company’s other remedies at law or in equity, if Executive (x) breaches any of his obligations under Section 10 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the one year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Section 11(a) (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), Executive shall cease to be eligible for the benefits in Section 9(d)(ii)(B) above and Executive hereby agrees to promptly repay to the Company all amounts paid to him under Section 9(d)(ii)(B).

Following Executive’s termination of employment pursuant to a mutually agreed succession plan with respect to the position of Chief Executive Officer, except as set forth in Sections 9(d)(ii), 13 and 16 and Executive’s rights with regard to indemnification and directors and officers liability insurance, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign without additional compensation, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s Affiliates.

10. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period of one (1) year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not directly or indirectly:

(A) engage in or participate in a Competitive Business (as defined below). For purposes of this Agreement, “Competitive Business”

shall mean any entity, person or business, or any division, business unit or segment, that is primarily engaged in, devotes substantial resources to, or generates more than fifteen percent (15%) of its revenue from, (i) the wireless youth telecommunications business (pre- or post-paid) or (ii) any other business that competes with the wireless telecommunications business of the Company or its subsidiaries as in effect upon the date of Executive’s termination of employment (or (x) any other material line of business of the Company or its subsidiaries as of the date of termination of Executive’s employment or (y) businesses which the Company or its subsidiaries have specific plans to conduct as material lines of business during the Restricted Period and as to which Executive is aware of such planning) (the “Company Business”) in the United States or any other geographical area where the Company manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services;

(B) enter the employ of, or render any services to, any entity, person or business, or any division, business unit or segment who or which is a Competitive Business or which has an Affiliate that is engaged in a Competitive Business; provided that, notwithstanding the foregoing, it is agreed it shall not be a breach of Section 10(a)(i)(A) or (B) for Executive to provide services to an entity or person, that is not itself a Competitive Business, but either (I) has a division, business unit or segment that is a Competitive Business or (II) has an Affiliate that (x) is a Competitive Business or (y) has a division, business unit or segment that is a Competitive Business, so long as Executive demonstrates to the Company’s reasonable satisfaction that Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment, or such Affiliate (or its division, business unit or segment) that is the Competitive Business, provided that for this purpose services or advice shall be deemed not to include services or advice that is unrelated to the operations, management, strategic planning or marketing activities of any aspect of the business of such division, business unit or segment or such Affiliate (or its division, business unit or segment) that is competitive with the Company Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates existing as of the date of Executive’s termination of employment. For the avoidance of doubt, the foregoing restriction with respect to ultimate consumers of the Company’s business shall mean solely that Executive shall not, directly or indirectly, target, in particular, the Company’s ultimate consumers.

(ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment (or in connection with employment or retention), securities of any person engaged in a Competitive Business, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own three percent (3%) or more of any class of securities of such person.

(iii) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(A) solicit or encourage any employee of the Company or its Affiliates (other than his secretary and administrative assistant) to leave the employment of the Company or its Affiliates; provided the foregoing shall not be violated by general advertising for employees or undirected activities of search firms; or

(B) hire any person who was employed by the Company or its Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within six (6) months prior to or after, the termination of Executive’s employment with the Company (other than his secretary and administrative assistant); provided that the foregoing shall not limit any entity with which Executive is associated from hiring any person so long as Executive is not, directly or indirectly, involved in the hiring process.

(iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11. Confidentiality; Inventions.

(a) Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company), (i) except as required by law (or as Executive reasonably determines in good faith during the Employment Term is necessary in the conduct of the business and in the best interests of the Company), disclose or provide to any third party or (ii) use for Executive’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or Affiliates, in each case, any trade secrets, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or Affiliate of the Company (“Confidential Information”) without the prior written authorization of the Board; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public, in each case, other than as a result of Executive’s breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved and such obligation is known to Executive. Except as required by law, Executive will not disclose to anyone, other than his immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 10 and 11 of this Agreement provided they are advised of the need to maintain the confidentiality of such terms. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its Affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information.

(b) Prior Inventions. To the fullest extent permissible by law, Executive hereby grants the Company a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all rights, if any, owned by Executive in any inventions, works of authorship, developments and other intellectual property (“Inventions”) that were created or contributed to by Executive either solely or jointly with others prior to Executive’s employment with the Company (collectively referred to as “Prior Inventions”) to make, have made, copy, modify, distribute, use and sell works of authorship, products, services, processes and machines and to otherwise operate the Company’s current and future business.

(c) Ownership of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, and Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to any and all Inventions, whether or not patentable, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Company Inventions”). Executive further acknowledges that all original works of authorship that are created or contributed to by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company are to be deemed “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and the Company will own all right, title and interest in such works, including all copyright and all intellectual property therein shall be the sole property of the Company or its designee for all territories of the world in perpetuity, including any and all copyright registrations, copyright applications and all other copyrightable materials, including any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the works covered by such copyrights and in and to all income, royalties, damages, claims, and payments now or hereinafter due or payable with respect thereto, and in all causes of action, either in law or in equity for past, present or future infringement based on said copyrights, and in and to all rights corresponding to the foregoing throughout the world. To the extent any of such works are deemed not to be “works made for hire,” Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company.

(d) Contracts with the United States. Executive agrees to execute any licenses or assignments as with regard to Company Inventions as reasonably required by any contract between the Company and the United States or any of its agencies.

(e) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term and within the scope of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(f) Further Assurances. Executive covenants to take all reasonably requested actions and execute all reasonable requested documents to assist the Company, or its designee, at the Company’s expense (but without further remuneration), in every way to secure the Company’s above rights in the Prior Inventions and Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. Section 11 shall survive the termination of this Agreement and Executive’s employment. If the Company is unable for any reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13. 280G Gross-Up. Attachment A hereto set forth Executive’s rights with regard to a gross-up of the excise tax, if any, incurred under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall survive any termination of Executive’s employment.

14. Disputes.

Any dispute with regard to the enforcement of this Agreement or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of injunctive relief to preserve the status quo pending arbitration in accordance with applicable law under Section 12 hereof, shall be exclusively resolved by a single arbitrator at an arbitration to be conducted in New York City before, and pursuant to the National Rules for the Resolution of Employment Disputes rules of the American Arbitration Association (“AAA”) with the arbitrator applying the substantive law of the State of New York as provided for under Section 15(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration, subject to Section 15(m) of this Agreement; provided that if the arbitrator determines that overall Executive has prevailed in the arbitration, Executive shall be entitled as part of the award to reimbursement by the Company for the reasonable fees and disbursements of counsel actually incurred by Executive in connection with such arbitration proceeding. If the foregoing proviso is applicable, the Company shall within sixty (60) days of the award pay Executive such amount, subject to an obligation of the Executive to repay if judgment on such portion of the award is not upheld by the ultimate decider of fact.

15. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Any suit, action or proceeding related to this Agreement, or any judgment entered by any court related to this Agreement, may be brought only in any court of competent jurisdiction in the State of New York, and the parties hereby submit to the exclusive jurisdiction of such courts. The parties (and any Affiliates of the Company or beneficiary or permitted transferee of Executive, or any successor to the Company or the Company’s Affiliate) irrevocably waive any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any court of competent jurisdiction in the State of New York, and hereby irrevocably waive any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company only to a person or entity which is a successor in interest to substantially all of the business operations of the Company, and provided that such assignee promptly delivers to Executive a written assumption of the obligations hereunder. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

(f) Mitigation/No Set Off/Beneficiary. Executive shall have no obligation to mitigate any amounts due him under Section 9 and any such amounts shall not be reduced by amounts earned by Executive for subsequent employment. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment. In the event Executive dies after termination of employment, but prior to the payment of any amounts due under Section 9, such amounts shall be paid to Executive’s estate or designated beneficiary.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Virgin Mobile USA, Inc.

10 Independence Blvd.

Warren, NJ 07059

Attention: General Counsel

Telecopy: (908) 607-4078

Confirmation: (908) 607-4017

Or such other address at which the Company’s principal executive offices are relocated.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(i) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. The Company acknowledges that Executive is subject to certain confidentiality and nonsolicitation obligations with regard to his prior employer

(pursuant to the Amended and Restated Employment Agreement by and between Priceline.com Incorporated and Daniel H. Schulman, dated December 20, 2000) and agrees not to require Executive to violate such obligations, and Executive agrees to fulfill his confidentiality and nonsolicitation obligations. Executive hereby represents that he has previously disclosed to the Company in writing all competition, solicitation and confidentiality covenants to which he is subject.

(j) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company.

(k) Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(l) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. With respect to any tax withholdings that become due in connection with the vesting of Executive’s Restricted Units or Restricted Stock Units, Executive shall be entitled to satisfy the tax withholding requirements thereon by having the Company withhold a portion of such Units or Restricted Stock Units (as the case may be) equal to the statutory minimum required withholding amounts.

(m) Legal Fees. The Company shall pay the reasonable legal fees (based only upon actual time charges and disbursements of counsel) incurred by Executive in negotiating and entering into this Agreement. Any reimbursement that is treated as taxable income shall be paid to Executive promptly and in accordance with Section 16(c) hereof.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16. Compliance with IRC Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the

Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, promptly reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be timely made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. From time to time, the Company shall review its plans, programs and payroll practices with respect to Section 409A, and, if it determines in good faith that a revision or modification of any such plan, program or payroll practices is necessary to comply with Section 409A, it shall promptly undertake such revision or modification.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is due upon Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) All expenses or other reimbursements paid pursuant to Sections 8(a) and 15(m) hereof that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DANIEL H. SCHULMAN	VIRGIN MOBILE USA, INC.

/S/ DANIEL H. SCHULMAN	By:	/S/ JOHN D. FEEHAN JR.
	Name:	John D. Feehan Jr.
	Title:	Chief Financial Officer

SCHEDULE I

Symantec

Rutgers, the State University of New Jersey, Board of Trustees

ATTACHMENT A

280G Gross-Up

(a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person Affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Company shall pay to, or to the applicable taxing authority on behalf of, Executive an additional payment (a “Gross-Up Payment”) in an amount equal to the lesser of (i) $5,000,000 and (ii) the amount necessary such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the payments made by the Company to Executive under this subsection (a), Executive retains an amount of the payments made by the Company to Executive under this subsection (a) equal to the Excise Tax imposed upon the Company Payments.

(b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Internal Revenue Service to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) if requested by the Company, Executive shall, subject to paragraph (e) below, cooperate with the Company in pursuing a refund or credit of such portion from the Internal Revenue Service or applicable taxing authority and Executive shall not be required to repay such amounts to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to, or to the applicable taxing authority on behalf of, the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

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(e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Attachment A.

(h) If any obligation by Executive to repay any amount would be a violation of the Sarbanes-Oxley Act of 2002, such obligation to repay shall be null and void and Executive shall be entitled to retain such amounts.

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